Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc. B. Allen Connell, Director of Investor Relations Paul F. Boling, Chief Financial Officer (713) 328-1000
CARRIZO OIL & GAS ANNOUNCES RESERVES REACH RECORD 210 BCFE, REPLACING 607 PERCENT OF 2006 PRODUCTION; QUARTERLY AND ANNUAL PRODUCTION REACH RECORD LEVELS
HOUSTON, March 15, 2007 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the 2006 year-end reserves and production for the fourth quarter and full year 2006.
Reserves
Year-end proved reserves were a record 210 Bcfe based on reports from Carrizo’s third-party reserve engineers. This is an increase of 39 percent (net of 2006 production of 11.7 Bcfe) over the year-end 2005 proved reserves of 150.6 Bcfe. Year-end PV-10 value was $394 million, based upon average posted prices for natural gas and oil of $5.40 per MMBtu and $59.25 per Bbl, respectively.
These additions resulted in the Company replacing 607 percent of 2006 production.
Barnett Shale reserves increased 64.5 Bcfe, or 79 percent, to 146.6 Bcfe. Gulf Coast reserves decreased slightly from 26.0 Bcfe to 25.8 Bcfe, almost replacing its production of 7.3 Bcfe. Camp Hill reserves decreased 5.0 Bcfe, or 12 percent, from 42.5 Bcfe to 37.5 Bcfe, primarily due to a small reduction in the net acreage under lease. Efforts are underway to reacquire these leases.
Production
Production during the fourth quarter of 2006 was a record 3.66 Bcfe (39.7 MMcfe/d), or 33.7 percent above the 2.73 Bcfe (29.7 MMcfe/d) of production in the fourth quarter 2005 and 28.0 percent above the third quarter 2006 production. Estimated annual production for 2006 reached a record level of 11.7 Bcfe (32.1 MMcfe/d), or 21.8 percent higher than the 9.6 Bcfe (26.3 MMcfe/d) of production in 2005. The Company estimates that fourth quarter 2006 sales prices, including the effect of hedging activities, averaged approximately $6.76 per Mcf and $59.15 per barrel. The natural gas sales price was benefited $0.59 per Mcf by hedging activities. The oil sales price was benefited $0.06 per Bbl by hedging activities. Approximately 88 percent of fourth quarter production was natural gas, with 87 percent of total 2006 production being natural gas.
Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to reserves, sales, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include delays and uncertainties that may be encountered in connection with the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K/A for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission.
Note Regarding Reserve Replacement Ratio
Management uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. Management believes reserve replacement information is frequently used by analysts, investors and others in the industry to evaluate the performance of companies like Carrizo. The reserve replacement ratio is calculated by dividing the sum of reserve additions from all sources (revisions, extensions, discoveries, and other additions and acquisitions) by the actual production for the corresponding period. The Company does not use unproved reserve quantities in calculating the reserve replacement ratio. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not take into consideration the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The ratio does not distinguish between changes in reserve quantities that are producing and those that will require additional time and funding to begin producing. In that regard, it might be noted that the percentage of the Company’s proved developed reserves increased from approximately 35 percent in 2005 to approximately 40 percent in 2006. The reserve replacement ratio for 2005 was 530 percent.